EXHIBIT 99

NEWS RELEASE	For more information
For Immediate Release	Mary Ryan
630-663-8283

Aftermarket Technology Corp. Reports First Quarter 2008 Results

•	Record quarter for Logistics with net sales of $84.8 million
•	Renewed contract with AT&T for reverse logistics services through 2010
•	Announces new contract for forward and reverse logistics services for AT&T’s DSL business
•	NuVinci™ business sold and reclassified as a discontinued operation
•	Repurchased $10 million of stock in the quarter
•	Announces increased 2008 EPS guidance

DOWNERS GROVE, Illinois, Tuesday, April 29, 2008 -- Aftermarket Technology Corp. (NASDAQ:ATAC), today reported financial results for the quarter ended March 31, 2008.

First Quarter Results
For the first quarter of 2008, net sales decreased 1.4% to $129.5 million from $131.3 million in the first quarter of 2007.  Operating income of $17.9 million for the first quarter 2008 decreased 5.8% from $19.0 million in the first quarter of last year.  Income from continuing operations for the first quarter of 2008 decreased 4.3% to $11.1 million from $11.6 million in the first quarter of 2007.  The resulting income from continuing operations per diluted share was $0.50 for the first quarter of 2008 compared to $0.53 for the first quarter of 2007.

The Company’s Logistics segment delivered its strongest quarterly revenue to date with net sales of $84.8 million, up 24.0% from $68.4 million for the first quarter of 2007.  Logistics segment profit for the quarter increased 62.8% to $15.3 million from $9.4 million in the same quarter of last year.  The increases in revenue and profit were driven largely by (i) the efficient launch and ramp-up of the TomTom programs, (ii) operating leverage from volumes associated with the one-time electronics upgrade program, which is now substantially complete, and (iii) increased volumes with AT&T and other base business customers.  Profitability was also driven by cost reductions from continuing operational efficiency improvements.  First quarter 2008 results were partially offset by the loss of the revenue related to the Nokia test and repair business, which was terminated in mid-2007.

The Drivetrain segment’s net sales of $44.8 million decreased 28.7% from $62.8 million for the first quarter of 2007.  First quarter 2008 segment profit was $2.6 million compared to $9.6 million for the first quarter of 2007.  The decrease in revenue was driven largely by expected first quarter reduction in the Honda business.  During the first half of 2007, Honda volumes were favorably impacted as the Company provided support related to extensions of the warranty period for certain vehicles.  By comparison, first quarter 2008 volumes reflect lower warranty demand coupled with the impact of inventory reduction activities by Honda in connection with its March 31st fiscal year-end.  Additionally, the Company experienced reduced demand for Ford and Chrysler transmissions largely due to inventory action by a single distributor and general softness.  Segment profit was correspondingly impacted by the reduced volumes, as well as $0.9 million in special charges primarily related to workforce reductions.  The NuVinci business, which incurred operating and exit costs for the quarter of $2.5 million, net of tax, has been sold and its results have been reclassified to discontinued operations for all periods.

Management Comments
Don Johnson, Chairman, President and CEO said, “We had a solid quarter to start the year led by our Logistics business achieving its sixteenth consecutive quarter-over-quarter increase in revenue with net sales up 24.0% to $84.8 million.  We also reached a new quarterly record for Logistics segment profit, which drove the Company’s overall performance, resulting in $0.50 earnings per diluted share from continuing operations for the quarter.”

“Continuing the good news from Logistics, I am particularly pleased to report that we have renewed our contract with AT&T to provide reverse logistics services through 2010.  We are also announcing a new contract to provide forward and reverse logistics services for AT&T’s DSL business.  This DSL win was included in our late 2007 new business wins.  It represents our second entry into the broadband/cable space, further diversifying our revenue base and increasing our toehold in a relatively new market we are targeting for continued growth.  Our quality, full suite of services and operational expertise continue to validate our business model positioning us for continued growth in the new markets that we are pursuing in addition to our original markets of wireless, automotive electronics and consumer electronics.”

“Logistics’ performance for the quarter was driven in large measure by an efficient launch and ramp-up of our TomTom programs, continued benefits gained from volumes associated with the one-time automotive electronics upgrade program, which is now substantially complete, higher volumes and a favorable mix in our AT&T and other base business, and continued operational efficiency improvements to deliver cost reductions.  Segment margin of 18.0% was strong due to the overall mix of business coupled with lower than anticipated launch costs related to new business won in 2007 and operational efficiency improvements.  It is rewarding to see that our process improvements coupled with excellent cooperation from our customers have resulted in efficient launches and improved productivity.”

“The demand for high quality, full-suite logistics services providers serving multiple end markets is increasing as companies look to outsource their logistics operations in a cost-sensitive environment.  We believe we are well positioned to participate in a range of market verticals as we strategically drive to improve our customer and revenue diversification by capturing greater share across the multiple markets we are pursuing.”

“As expected, our Drivetrain segment was challenged this quarter by the anticipated weakness in Honda business, as well as by unexpected softness with Ford and Chrysler.   As a result, we implemented the necessary actions to reduce our cost structure as we focus on efficiently operating in a challenging environment.  To that end, we have recorded charges of $0.9 million largely related to an 11% reduction in our domestic Drivetrain workforce, including a 15% reduction in indirect labor.”

“During the quarter, we repurchased $10 million of stock pursuant to the $50 million stock repurchase plan we announced in February, and we ended the quarter with a net cash position of $19.2 million.  We continue to review all possible options to drive returns for the Company and our shareholders.”

“Finally, based on our performance in the first quarter and our current outlook for the remainder of the year, we are updating our guidance.  Our revenue guidance is now $540-$595 million, revised from our February guidance of $550-$625 million, with earnings per diluted share from continuing operations increasing from $1.60-$2.00 to $1.70-$2.05.  We expect continued strong revenue growth in our Logistics business, resulting in expected revenues in the $340-$385 million range revised from $330-$385 million.  Logistics segment profit is now expected in the $45-$52 million range, up from $34-$45 million, due to the continued efficiencies and base business strength.  Our revenue guidance for the Drivetrain business is now in the range of $200-$210 million, down from $221-$237 million, due to the weakness experienced in the first quarter.   Drivetrain segment profit is revised to $15-$19 million down from the previous range of $22-$26 million.”

“During the balance of the year, our focus will be on the launches and continued ramp-ups of our new business wins, pursuit of additional new business in our target markets in both segments to drive continued growth and diversification, and further cost reductions to drive overall improvement.”

ATC will simultaneously host a conference call (dial-in number is 877-675-4752) and webcast to discuss the operating highlights and financial results for the first quarter of 2008 on Wednesday, April 30, 2008 at 9:00 A.M. Central time.

Conference call information (for those interested in asking questions after the presentation) and the webcast link (for those interested in listening only) are available at the Company’s website at www.goATC.com.  Click on Investor Relations and SEC Filings.  Select Webcasts.  Please access the website at least 15 minutes prior to the call to register, download slides and install any necessary audio/video software.  A “No Audio-Slides Only” link is also available and will allow conference call participants to view slides in sync with the conference call.

The call and slides will be archived for one year on the ATC website and will be available two hours subsequent to the call.

For further information, please see the Company’s periodic reports filed  with the Securities and Exchange Commission.

ATC is headquartered in Downers Grove, Illinois.  The Company provides outsourced engineered solutions and supply chain logistics services to the light and medium/heavy-duty vehicle aftermarket and consumer electronics industries.

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The preceding paragraphs contain statements that are not related to historical results and are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include those that are predictive or express expectations that depend upon or refer to future events or conditions, or that concern future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, or possible future Company actions.  Forward-looking statements involve risks and uncertainties because such statements are based on current expectations, projections and assumptions regarding future events that may not prove to be accurate.  Actual results may differ materially from those projected or implied in the forward-looking statements.  The factors that could cause actual results to differ are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and other filings made by the Company with the Securities and Exchange Commission.

AFTERMARKET TECHNOLOGY CORP.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	For the three months ended March 31,
	2008	2007
	(Unaudited)

Net sales:
Services	$84,757	$68,432
Products	44,785	62,837
Total net sales	129,542	131,269

Cost of sales:
Services	61,133	51,633
Products	36,149	47,406
Total cost of sales	97,282	99,039

Gross profit	32,260	32,230

Selling, general and administrative expense	13,370	13,167
Amortization of intangible assets	51	59
Exit, disposal, certain severance and other charges	966	-

Operating income	17,873	19,004

Interest income	300	84
Other income, net	71	27
Interest expense	(128)	(418)

Income from continuing operations before income taxes	18,116	18,697

Income tax expense	7,031	7,086

Income from continuing operations	11,085	11,611

Loss from discontinued operations, net of income taxes	(2,512)	(1,937)

Net income	$8,573	$9,674

Per common share - basic:
Income from continuing operations	$0.51	$0.54
Loss from discontinued operations	$(0.12)	$(0.09)
Net income	$0.39	$0.45

Weighted average number of common shares
outstanding	21,842	21,651

Per common share - diluted:
Income from continuing operations	$0.50	$0.53
Loss from discontinued operations	$(0.11)	$(0.09)
Net income	$0.39	$0.44

Weighted average number of common and
common equivalent shares outstanding	22,102	21,940